EXHIBIT 99.1

CPI Corp.
news for immediate release                                                                                                           FOR RELEASE  June 11, 2009

FOR FURTHER INFORMATION, CONTACT:

NAME	Jane Nelson	FROM	CPI Corp.
ADDRESS	1706 Washington Avenue	CITY	St. Louis
STATE, ZIP	Missouri, 63103	TELEPHONE	(314) 231-1575

CPI CORP. ANNOUNCES FIRST-QUARTER 2009 RESULTS

●
Comparable same-store sales, excluding impacts of revenue deferral adjustments, foreign currency translation, loyalty program revenue deferral and store closures, increase 1% versus the prior-year first quarter.

o	First-quarter PictureMe Portrait Studio® brand (PMPS) comparable store sales, as adjusted, increase 14% year-over-year
o	First-quarter Sears Portrait Studio brand (SPS) comparable store sales, as adjusted, decrease 11% year-over-year

●
First-quarter Adjusted EBITDA increases to $11.5 million versus $10.5 million in the prior-year period despite significant deferral of sales and EBITDA to the second quarter as a result of the late Easter.

o	Net deferral to the second quarter of approximately $3.7 million in sales associated with the timing of Easter in 2009 reduced Adjusted EBITDA in the first quarter by $2.4 million.

●	First-quarter diluted earnings per share (EPS) increases to $0.34 compared with a loss of ($0.04) a year ago despite large negative impact of Easter-related deferral.
o	Net deferral of Easter-related sales to the second quarter reduced EPS in the first quarter by $0.23 per diluted share.

●
Strong results in the first quarter reflect the successful integration and upgrade of the PMPS studios as well as the impact of cost reductions and productivity improvements implemented throughout the organization.

●	The Company presently expects to pay down a substantial portion of its term debt before the end of the fiscal year. A prepayment of $5 million will be made next week.

ST. LOUIS, June 11, 2009 – CPI Corp. (NYSE: CPY) today reported strong results for the first quarter ended May 2, 2009.

“Our strong first-quarter results amid very difficult economic and industry conditions are a testament to the success of our distinctive, high-quality product offerings and aggressive marketing efforts as well as the significant added value of our state-of-the-art digital technology platform," said Renato Cataldo, president and chief executive officer.  “We are very encouraged by our results to date as well as our progress on various customer indicators and productivity metrics we track internally.  As a result, we expect to see improved gains in earnings and cash flow over the course of the year even as we continue to experience fierce economic headwinds.”

Net sales for the fiscal 2009 first quarter decreased $9.9 million, or 10%, to $93.5 million from the $103.4 million reported in the 2008 first quarter.  Excluding impacts of revenue deferral associated with the timing of Easter ($3.7 million), foreign exchange translation ($2.8 million), revenue deferral related to positive response to the Company’s loyalty programs ($2.3 million) and store closures ($1.9 million), comparable same-store sales increased $0.8 million, or 1%.

Net sales from the Company’s PictureMe Portrait Studio® brand (PMPS), on a comparable same-store basis, excluding revenue deferral adjustments associated with the timing of Easter and the Company's loyalty program, foreign currency translation, store closures and other items, totaling $6.6 million, increased 14% in the first quarter of 2009 to $54.7 million from $48.1 million reported in the first quarter of 2008.  PMPS sales performance for the first quarter was the result of an approximate 33% increase in average sale per customer sitting, offset in part by an approximate 15% decline in the number of sittings.  The Company attributes its increase in average sale per customer sitting primarily to customers’ positive response to the new offerings made possible by the recently completed digital conversion and the implementation of new sales and performance management processes.  The Company believes the sittings decline reflects the difficult economic environment, which has especially pressured customer demand in lower income categories.

During the first quarter of 2009, net sales from the Company’s Sears Portrait Studio brand (SPS), on a comparable same-store basis, excluding revenue deferral adjustments associated with the timing of Easter and the Company’s loyalty program, foreign currency translation, store closures and other items, totaling $4.1 million, decreased 11%, to $46.3 million from $52.0 million reported in the first quarter of 2008.  SPS sales performance for the first quarter was the result of declines in the number of sittings and sales per sitting of approximately 10% and 2%, respectively.  The Company believes the decline in SPS brand sales reflects the difficult economic environment and, especially, the related reduction in same-day, walk-in business.  The decline was mitigated substantially by improved execution of the Company’s customer outreach and loyalty programs.

The Company also reported net income of $2.3 million, or $0.34 per diluted share, for the fiscal 2009 first quarter, versus a net loss of $256,000, or ($0.04) per diluted share, reported for the first quarter of fiscal 2008.  Foreign currency translation and store closures did not materially affect net income but the revenue deferral of $3.7 million (associated principally with the late Easter which caused significant deliveries of finished Easter portraits to fall into the second quarter) reduced reported net income in the first quarter of fiscal 2009 by approximately $1.6 million, or $0.23 per diluted share.

First-quarter Adjusted EBITDA increased to $11.5 million versus $10.5 million in the prior-year period, despite the net deferral to the second quarter of approximately $3.7 million in sales associated with the timing of Easter which negatively impacted Adjusted EBITDA in the first quarter by $2.4 million.  The improvements in net income and Adjusted EBITDA year-over-year result from cost reductions and productivity improvements implemented throughout the organization.

Costs and expenses were $88.6 million in the first quarter of 2009, compared with $102.4 million in the first quarter of 2008.

Cost of sales, excluding depreciation and amortization expense, was $7.0 million in the first quarter of 2009, compared with $10.5 million in the first quarter of 2008.  The decrease is principally attributable to lower overall manufacturing production levels, improved product mix, increased manufacturing productivity, eliminated film and related shipping costs stemming from the PMPS digital conversion, and decreased overhead costs resulting from the integration of the PMPS operations.

Selling, general and administrative (SG&A) expenses were $75.2 million for the first quarter of 2009, compared with $82.9 million in the first quarter of 2008.  The decrease in SG&A expenses primarily relates to the elimination of duplicative costs in connection with the PMPS integration; fiscal year 2008 nonrecurring costs associated with the PMPS digital conversion; lower studio employment costs due to scheduling improvements and selected operating hour reductions; reduced employee insurance costs related to changes in plan design and lower enrollment; and favorable foreign exchange rate translation.  These decreases were offset in part by increases in marketing expense due to additional promotional programs for the Easter holiday, higher average hourly studio rates and increased sales incentives in connection with new studio and field initiatives.

Depreciation and amortization decreased to $6.0 million in the first quarter of 2009 from $7.5 million in the first quarter of 2008.  The decrease in depreciation and amortization is primarily attributable to certain assets, acquired in connection with the 2007 acquisition of PCA, becoming fully depreciated subsequent to the prior-year first quarter.  This decrease is offset in part by an increase in depreciation attributable to the equipment purchased for the PMPS digital conversion throughout fiscal year 2008.

In the first quarter of 2009 and 2008, the Company recognized $420,000 and $1.5 million, respectively, in other charges and impairments primarily associated with certain PMPS integration charges, including severance and lab closure costs.  The prior-year charges also include certain fees incurred in connection with the settlement of the previous Sears license agreement.

The Company’s preliminary net sales for the first five weeks of the second quarter, on a comparable same-store point-of-sale basis, excluding the impacts of foreign currency translation and the favorable revenue deferral from the first quarter, decreased 7% compared with the corresponding period in the prior year.  PMPS and SPS net sales for the first five weeks of the second quarter were +10% and -21%, respectively.

The Company presently expects to pay down a substantial portion of its term debt before the end of the fiscal year.  A prepayment of $5 million will be made next week.

Conference Call/Webcast Information
The Company will host a conference call and audio webcast on Thursday, June 11, 2009, at 10:00 a.m. Central time to discuss the financial results and provide a Company update.  To participate on the call, please dial 866-202-3109 or 617-213-8844 and reference passcode 59578529 at least five minutes before start time.

The webcast can be accessed on the Company’s own site at http://www.cpicorp.com as well as http://www.earnings.com.  To listen to a live broadcast, please go to these websites at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.  A replay will be available on the above websites as well as by dialing 888-286-8010 or 617-801-6888 and providing passcode 39932561.  The replay will be available through June 25 by phone and for 30 days on the Internet.

CPI Corp. uses the Investor Relations page of its website at http://www.cpicorp.com to make information available to its investors and the public.  You can sign up to receive e-mail alerts whenever the Company posts new information to the website.

About CPI Corp.
CPI Corp. has been dedicated to helping families conveniently create cherished photography portrait keepsakes that capture a lifetime of memories for more than 60 years.  CPI Corp. provides portrait photography services in approximately 3,000 locations, principally in Sears and Wal-Mart stores.  As the first in the category to convert to a fully digital format, CPI Corp. studios offer unique posing options, creative photography selections, a wide variety of sizes and an unparalleled assortment of enhancements to customize each portrait – all for an affordable price.  CPI Corp. is based in St. Louis and traded on the New York Stock Exchange (ticker: CPY).

Forward-Looking Statements
The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties.  The Company identifies forward-looking statements by using words such as “preliminary,” “plan,” “expect,” “looking ahead,” “anticipate,” “estimate,” “believe,” “should,” “intend” and other similar expressions.  Management wishes to caution the reader that these forward-looking statements, such as the Company’s outlook for portrait studios, net income, future cash requirements, cost savings, compliance with debt covenants, valuation allowances, reserves for charges and impairments and capital expenditures, are only predictions or expectations; actual events or results may differ materially as a result of risks facing the Company.  Such risks include, but are not limited to: the Company's dependence on Sears and Wal-Mart, the approval of the Company’s business practices and operations by Sears and Wal-Mart, the termination, breach, limitation or increase of the Company's expenses by Sears under the license agreements, or Wal-Mart under the lease and license agreements, customer demand for the Company's products and services, the economic recession and resulting decrease in consumer spending, compliance with the NYSE listing requirements, manufacturing interruptions, dependence on certain suppliers, competition, dependence on key personnel, fluctuations in operating results, a significant increase in piracy of the Company's photographs, widespread equipment failure, compliance with debt covenants, high level of indebtedness, implementation of marketing and operating strategies, outcome of litigation and other claims, impact of declines in global equity markets to pension plans and impact of foreign currency translation.  The risks described above do not include events that the Company does not currently anticipate or that it currently deems immaterial, which may also affect its results of operations and financial condition.  The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Important Information
CPI Corp. has filed a Preliminary Proxy Statement with the Securities and Exchange Commission ("SEC") and will furnish to its stockholders a Proxy Statement in connection with the solicitation of proxies for the 2009 Annual Meeting of stockholders.  The Company advises its stockholders to read the Proxy Statement relating to the 2009 Annual Meeting when it becomes available, because it will contain important information.  Stockholders may obtain a free copy of the Proxy Statement and other documents (when available) that CPI files with the SEC at the SEC's website at www.sec.gov.  The Proxy Statement and these other documents (when available) may also be obtained for free from CPI by directing a request to CPI Corp., 1706 Washington Avenue, St. Louis, Missouri 63103-1717, Attn: Corporate Secretary, calling (314) 231-1575, or by contacting MacKenzie Partners, Inc., by toll-free telephone at 800-322-2885 or by e-mail at proxy@mackenziepartners.com.

Certain Information Concerning Participants
CPI Corp. and its directors and executive officers (other than Peter Feld) may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Company’s 2009 Annual Meeting.  Information concerning persons who may be considered participants in the solicitation of the Company’s stockholders under the rules of the SEC is set forth in public filings by the Company with the SEC, including the preliminary proxy statement relating to the 2009 Annual Meeting of stockholders.

CPI CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share anounts)

	12 Weeks	Vs	12 Weeks
	May 02, 2009		Apr. 26, 2008
Net sales	$93,467		$103,367

Cost and expenses:
Cost of sales (exclusive of depreciation and
amortization shown below)	6,959		10,533
Selling, general and administrative expenses	75,153		82,820
Depreciation and amortization	6,039		7,494
Other charges and impairments	420		1,518
	88,571		102,365

Income from continuing operations	4,896		1,002

Interest expense	1,491		1,521

Interest income	122		362

Other income, net	9		6

Income (loss) from continuing operations
before income tax provision (benefit)	3,536		(151)

Income tax provision (benefit)	1,207		(59)

Net income (loss) from continuing operations	2,329		(92)

Net loss from discontinued operations,
net of income tax benefit	-		(164)

Net income (loss)	$2,329		$(256)

Net income (loss) per common share - diluted
From continuing operations	$0.34		$(0.01)
From discontinued operations	-		(0.03)
Net income (loss) - diluted	$0.34		$(0.04)

Net income (loss) per common share - basic
From continuing operations	$0.34		$(0.01)
From discontinued operations	-		(0.03)
Net income (loss) - basic	$0.34		$(0.04)

Weighted average number of common and
common equivalent shares outstanding:
Diluted	6,949		6,452

Basic	6,949		6,452

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CPI CORP.
ADDITIONAL CONSOLIDATED OPERATING INFORMATION
(In thousands)

	12 Weeks	Vs.	12 Weeks
	May 02, 2009		Apr. 26, 2008

Capital expenditures	$907		$11,299

EBITDA is calculated as follows:
Net income (loss) from continuing operations	$2,329		$(92)
Income tax provision (benefit)	1,207		(59)
Interest expense	1,491		1,521
Depreciation and amortization	6,039		7,494
Other non-cash charges	229		133

EBITDA (1) & (5)	$11,295		$8,997

Adjusted EBITDA (2)	$11,486		$10,514

EBITDA margin (3)	12.08%		8.70%

Adjusted EBITDA margin (4)	12.29%		10.17%

(1)
EBITDA represents net income from continuing operations before interest expense, income taxes, depreciation and amortization and other non-cash charges. EBITDA is included because it is one liquidity measure used by certain investors to determine a company's ability to service its indebtedness.  EBITDA is unaffected by the debt and equity structure of the company. EBITDA does not represent cash flow from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered an alternative to net income under GAAP for purposes of evaluating the Company's results of operations. EBITDA is not necessarily comparable with similarly-titled measures for other companies.

(2)	Adjusted EBITDA is calculated as follows:

EBITDA	$11,295	$8,997
EBITDA adjustments:
Reserves for severance and related costs	178	-
Litigation	(138)	217
Cost associated with acquisition	136	794
Contract negotiations/Sears	-	506
Other	15	-

Adjusted EBITDA	$11,486	$10,514

(3)	EBITDA margin represents EBITDA, as defined in (1), stated as a percentage of sales.

(4)	Adjusted EBITDA margin represents Adjusted EBITDA, as defined in (2), stated as a percentage of sales.

(5)	As required by the SEC's Regulation G, a reconciliation of EBITDA, a non-GAAP liquidity measure, with the most directly comparable GAAP liquidity measure, cash flow from continuing operations follows:
	12 Weeks	Vs.	12 Weeks
	May 02, 2009		Apr. 26, 2008
EBITDA	$11,295		$8,997
Income tax (provision) benefit	(1,207)		59
Interest expense	(1,491)		(1,521)
Adjustments for items not requiring cash:
Deferred income taxes	1,375		(329)
Deferred revenues and related costs	3,627		(731)
Other, net	(507)		136
Decrease (increase) in current assets	(2,795)		2,174
Increase (decrease) in current liabilities	(4,155)		(11,271)
Increase (decrease) in current income taxes	(154)		(362)

Cash flows from continuing operations	$5,988		$(2,848)

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CPI CORP.
CONSOLIDATED BALANCE SHEETS
MAY 2, 2009 AND APRIL 26, 2008
(In thousands)

	May 2, 2009	April 26, 2008
Assets

Current assets:
Cash and cash equivalents	$26,839	$43,332
Other current assets	41,766	31,407
Net property and equipment	46,026	60,561
Intangible assets, net	61,374	61,624
Other assets	14,755	25,076

Total assets	$190,760	$222,000

Liabilities and stockholders' equity

Current liabilities	$64,427	$71,227
Long-term debt obligations	92,428	102,893
Other liabilities	30,543	32,258
Stockholders' equity	3,362	15,622

Total liabilities and stockholders'
equity	$190,760	$222,000

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